INTELLECTUAL PROPERTY AGREEMENT

INTELLECTUAL PROPERTY AGREEMENT (this “Agreement”), dated as of November 30, 2001 (the “Effective Date”), by and between Henkel Kommanditgesellschaft auf Aktien, organized under the laws of the Federal Republic of Germany (collectively, along with its Affiliates, “Henkel”), and Ecolab Inc., a corporation incorporated under the laws of the State of Delaware (collectively, along with its Affiliates, “Ecolab”).

WHEREAS,

pursuant to the terms of that certain Master Agreement dated December 7, 2000 (the “Master Agreement”), Henkel and Ecolab developed an Intellectual Property Plan attached as an exhibit thereto; and

WHEREAS,

Henkel and Ecolab desire to implement the terms of the Intellectual Property Plan by entering into this Agreement.

NOW, THEREFORE,

in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which is acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.             Definitions.

Unless otherwise specified herein, capitalized terms used in this Agreement shall have the meanings ascribed to them in the Master Agreement.  Additional defined terms are as follows:

(a)	“Assigned Intellectual Property” shall mean the Assigned Patents and Assigned Trademarks.

(b)	“Assigned Patents” shall mean the Patents identified in Exhibit 1(b), together with the right to sue for and collect damages for any past, present or future infringements of the Assigned Patents.

(c)

“Assigned Trademarks” shall mean the Trademarks identified in Exhibit 1(c), together with the goodwill associated with the Assigned Trademarks and with the right to sue for and collect damages for any past, present or future infringements or other violations of any rights associated with the Assigned Trademarks.

(d)

“Cleaning and Sanitizing Field” shall mean the business of the JV Entities, as conducted from time to time from inception through the Effective Date, including, without limitation, the manufacture, marketing and sale of textile, kitchen, surface, food processing, agricultural, brewery, beverage, dairy, Hospital Hygiene, quick-serve restaurant, effluent, process, waste and other water treatment or recycling, pest elimination, on-premise laundry, housekeeping, professional hygiene, pharmaceutical, cosmetic and critical environment cleaning, conditioning, rinsing agent, detergent, disinfecting and sanitizing products, systems (including, without limitation, dispensing systems and related applications parts and equipment), services and related equipment, all destined for the institutional and industrial markets exclusively.

(e)	“Divided Trademarks” shall mean the Trademarks identified in Exhibit 1(e).

(f)

“Documentation” shall mean any and all searches or analyses, applications, certificates of registration, office actions, examiners reports, correspondence, filings, submissions, drawings, petitions, pleadings, records, databases and any other materials in any format relating to the Intellectual Property and in the form they exist at Henkel or its agents, including, without limitation, materials relating to: (i) administrative actions and litigation; (ii) maintenance and filing schedules; (iii) the acquisition of the Intellectual Property; (iv) applications for the registration of any of the Intellectual Property; (v) registrations of any of the Intellectual Property; (vi) maintenance, renewal or extension of the registrations of any of the Intellectual Property; (vii) actions to protect or defend the Intellectual Property; or (viii) the grant of licenses or sublicenses to third parties.

(g)	“Ecolab Licensed Intellectual Property” shall mean the Ecolab Licensed Patents, Ecolab Licensed Trademarks and the Technology.

(h)	“Ecolab Licensed Patents” shall mean the Patents identified in Exhibit 1(h).

(i)	“Ecolab Licensed Trademarks” shall mean the Trademarks identified in Exhibit 1(i).

(j)

“Exploit” shall mean, in any form or medium now existing or later developed: (i) for Patents, the right to make and have made, use and have used, sell and have sold, offer for sale and import the goods, materials, methods, processes and designs that are the subject of the claims of the Patents; (ii) for Technology, the right to make and have made, use and have used, sell and have sold, offer for sale and import, reproduce, distribute, publicly display, publicly perform and prepare derivative works of the Technology; (iii) for Trademarks, the right to use, either alone or in conjunction with other trademarks, service marks or other designations of origin or source, the Trademarks in connection with the development, manufacture, marketing, promotion, distribution or sale of products or services, together with the right to use the Trademarks as all or a part of any domain name, metatag, linking mechanism or process, or other indication of source, location, origin or address on the internet; and (iv) with respect to all of the foregoing, the right to grant sublicenses.

(k)

“Henkel Primary Trademarks” shall mean the Trademarks of Henkel with, embodying or using the word “Henkel”, including, without limitation, the corporate name “Henkel” and the red Henkel oval logo and Henkel´svariations thereof, such as with white or other colored lettering, whether alone or in combination with other Trademarks.

(l)

“Henkel Standards” shall mean Henkel acting in the same manner and with the same standards and degree of care customarily required or utilized by it in connection with Henkel’s own properties and activities.

(m)

“Intellectual Property” shall mean the Patents, Technology, Trademarks and all other intellectual property rights whether registered or not, in each case wherever such rights exist throughout the world, owned by Henkel and used by the JV Entities during the existence of the JV Entities, together with Modifications.

(n)

“Licensee” shall mean, as between Henkel and Ecolab, and as the context of any particular provision of this Agreement requires, the party who has a right to Exploit the Intellectual Property of the other party and/or use the Modification of the other party.

(o)

“Licensor” shall mean, as between Henkel and Ecolab, and as the context of any particular provision of this Agreement requires, the owner of the Intellectual Property that is being Exploited by the other party and/or the owner of the Modification that is being Exploited by the other party.

(p)	“Modification” shall mean any change, enhancement, modification or improvement to the Intellectual Property.

(q)

“New Technology” shall mean all technical information and know-how, confidential and non-confidential, including, without limitation, all computer software, research data, trade secrets and other proprietary know-how, formulas, operating manuals, registered designs, utility models, shop rights, registered and unregistered copyrights, all renewals and extensions and applications for the registration or renewal of copyrights relating to tangible and intangible items, materials and property, and rights of ownership and authorship in documents and other artistic works, equipment and parts lists, product packaging instructions, product and production specifications, analytical and evaluation methods, sources and specifications for raw materials, efficacy, toxicity and general health and safety information and data, environmental compliance and regulatory information and data, research and development records, and manufacturing and product application know-how (i) which is developed by Ecolab or Henkel or commercialized (with the right to sub-licensing) after the Effective Date, and (ii) (a) with respect to Ecolab, which can be of use or has potential application by Ecolab in its then current business and (b) with respect to Henkel, which can be of use or has potential application by Henkel in its then current business.

(r)

“Patents” shall mean patents (including, without limitation, all reissues, divisions, continuations in part and extensions thereof), utility patents, patent applications, patent disclosures docketed and related rights used by the JV Entities during the existence of the JV Entities.

(s)

“Prior Agreements” shall mean the agreements between or among Henkel and Ecolab et al relating to technology and trademarks as follows: (i) Technology Licensing Agreement dated July 5, 1991; (ii) Trademark Licensing Agreement dated July 5, 1991; (iii) Venture Technology Licensing Agreement dated July 11, 1991; (iv) Venture Trademark Licensing Agreement dated July 11, 1991; (v) Technology and Trademark Royalty Fee Agreement dated July 11, 1991; and (vi) with respect to any and all of the foregoing, any amendments or extensions thereof.

(t)

“Technology” means all technical information and know-how, confidential and non-confidential, including, without limitation, all computer software, research data, trade secrets and other proprietary know-how, formulas, operating manuals, registered designs, utility models, shop rights, registered and unregistered copyrights, all renewals and extensions and applications for the registration or renewal of copyrights relating to tangible and intangible items, materials and property, and rights of ownership and authorship in documents and other artistic works, equipment and parts lists, product packaging instructions, product and production specifications, analytical and evaluation methods, sources and specifications for raw materials, efficacy, toxicity and general health and safety information and data, environmental compliance and regulatory information and data, research and development records, and manufacturing and product application know-how owned by Henkel and used by the JV Entities during the existence of the JV Entities.

(u)

“Trademarks” shall mean all registered and unregistered trademarks, service marks, trade dress, corporate and trade names, and related rights, logos and designs used by the JV Entities during the existence of the JV Entities, together with any and all applications for registration.

(v)	The following terms shall have the meanings set forth in the sections referred to below:

Defined Term	Section
“Limited Duration Trademark”	3(a)
“Current Relationships”	3(b)
“Databases”	8
“Technology Cooperation Committee”	9
“Modification Notice”	10
“Abandonment Notice”	11(c)
“Registered User Agreements”	11(d)
“Henkel Neighboring Trademarks”	12(c)
“Trademark Corrective Action”	13(d)
“Trademark Cure Period”	13(d)
“Default Notice”	18
“Default Cure Period”	18
“Default Corrective Action”	18

2.             Assignment.

Henkel hereby transfers, sells and assigns to Ecolab all of its worldwide right, title and interest in and to the Assigned Intellectual Property. Henkel hereby waives any and all artistic and moral rights associated with the Assigned Intellectual Property. Unless otherwise specified in the applicable exhibit, all items of the Assigned Intellectual Property shall be transferred, sold and assigned to Ecolab Inc., a Delaware corporation; provided, however, that (i) Henkel acknowledges that Ecolab may, at any time and from time to time after the Effective Date and subject to applicable law, change the transferee or registrant, as applicable, of particular items of the Assigned Intellectual Property to an Affiliate or other party and (ii) upon the reasonable request of Ecolab, Henkel shall execute such documents and take such further actions, including, without limitation amending such applicable exhibit(s) in accordance with Section 17 (c), as may be necessary or advisable to effectuate the foregoing provisions.

3.             License To Ecolab.

(a)

Subject to the provisions of this Agreement, including, without limitation, Section 3 (b) below, Henkel hereby grants Ecolab an exclusive, irrevocable, perpetual, paid-up, royalty-free and worldwide license to Exploit and otherwise use the Ecolab Licensed Intellectual Property in the Cleaning and Sanitizing Field; provided, however, that Ecolab’s right to Exploit and otherwise use an Ecolab Licensed Trademark identified as a “Limited Duration Trademark” on Exhibit 3 (a) hereto may be terminated by Henkel providing Ecolab with at least six (6) months prior written notice of termination as to such Limited Duration Trademark at any time after December 31, 2006.  As to Ecolab, Henkel hereby waives any and all artistic and moral rights associated with the Ecolab Licensed Intellectual Property.

(b)

Henkel has current contractual arrangements with third-party licensees (the "Current Relationships") that prevent Henkel from licensing to Ecolab in Mauritius and South Korea certain items of Intellectual Property, including certain Technology which is therefore not currently licensed under Section 3 (a). Henkel may continue the Current Relationships, including beyond the scheduled expiration of the existing contracts, by renewal, extension or otherwise, but Henkel shall not enter into any contractual or other commitments with any party not affiliated with its current licensees relating to the Intellectual Property in Mauritius and South Korea. Henkel shall notify Ecolab in writing of the expiration or termination of any of the Current Relationships and, concurrently with such expiration or termination, and without the requirement for any further action of either party or the payment of any consideration in addition to that paid under Section 4 hereof, the affected items of Intellectual Property including such Technology in respect of Mauritius or South Korea, as the case may be, shall immediately and automatically become Ecolab Licensed Intellectual Property subject to the license provisions of Section 3 (a) hereof.

4.             Purchase Price.

In reliance upon the express representations, warranties and agreements contained herein and in consideration of the transfers, sales, assignments and grants herein relating to the Intellectual Property, Ecolab hereby agrees to issue to Henkel a promissory note in the principal amount of 19,258,000 Euros as of the Effective Date, such purchase price being subject to adjustment in accordance with the Master Agreement.

5.             License of the Henkel Primary Trademarks to Ecolab.

Subject to the provisions of this Agreement, Henkel hereby grants to Ecolab an irrevocable, paid-up and royalty-free license to Exploit and otherwise use the Henkel Primary Trademarks (alone or in combination with other Intellectual Property, such as the Assigned Intellectual Property or the Ecolab Licensed Intellectual Property) in connection with the JV Entities (or their successors), including, without limitation, for inventory, products and labels, advertising materials and company entity names; provided, however, that, unless otherwise authorized by Henkel, the license granted pursuant to the provisions of this Section 5 shall terminate on December 31, 2003 and Ecolab undertakes to discontinue the Exploit or other use of the Henkel Primary Trademarks as of December 31, 2003, except that Ecolab may continue such Exploit and use (i) for so long as is required for Ecolab to use or sell any then remaining inventory, products and labels and advertising materials bearing the Henkel Primary Trademarks and (ii) until the expiration of any registrations or filings that include “Henkel” as part of a company entity name, such as Henkel-Ecolab GmbH & Co OHG except for the filing or registration of the corporate names.

6.             License To Henkel.

Subject to the provisions of this Agreement, Ecolab hereby grants to Henkel an exclusive, irrevocable, perpetual, paid-up, royalty-free, worldwide license to Exploit and otherwise use the Assigned Intellectual Property outside the Cleaning and Sanitizing Field.  As to Henkel, Ecolab hereby waives any and all artistic and moral rights associated with the Assigned Intellectual Property licensed to Henkel.

7.             Treatment of the Divided Trademarks.

(a)	Henkel shall divide the Trademarks listed in Exhibit 1 (e) in the manner set forth in such annex and transfer the split Trademarks so designated in such annex to Ecolab.

(b)

In addition and promptly after the Effective Date and to the extent necessary, Henkel and Ecolab shall continue to consult and cooperate with each other to develop and implement a plan that will enable Henkel and Ecolab to have separate, concurrent ownership interests in the Divided Marks.  Henkel and Ecolab acknowledge and agree that such implementation may require (i) six (6) months or more after the Effective Date to complete, (ii) Henkel to amend and/or partially cancel various of the registrations in effect for certain of the Divided Marks in various countries or jurisdictions such that both parties have certain registrations with respect to such Divided Marks, and (iii) Henkel to enter into consent or co-existence agreements or similar arrangements whereby Henkel and Ecolab agree to allow each other to separately but concurrently own and/or use certain of the Divided Marks in identified commercial markets and/or geographic territories, subject to registration and other limitations under applicable law.

8.             Originals and Copies of Documentation.

(a)

As of and from time to time after the Effective Date, Ecolab may request, and shall obtain and receive from Henkel or its agents, (i) originals (but Henkel may retain copies) of all of the Documentation relating to the Assigned Intellectual Property and (ii) copies of all Documentation relating to the Ecolab Licensed Intellectual Property to Ecolab.  As may from time to time after the Effective Date be reasonably requested by either Henkel or Ecolab, the parties shall exchange or provide to each other (or shall promptly direct their agents to exchange or provide to the other or its agents) originals or copies of such additional Documentation or other information or materials or permit access as may be necessary to (i) more effectively consummate the transactions contemplated by this Agreement and (ii) facilitate and enhance a party’s ability to Exploit and otherwise use the Intellectual Property pursuant to the provisions of this Agreement.  Unless otherwise necessary to accomplish purposes of this Agreement, it is generally intended that the Licensor of any Intellectual Property shall have the right to receive and/or retain the originals of the Documentation associated with such Intellectual Property and the Licensee shall have the right to receive and/or retain copies of such Documentation.

(b)

Without limiting the generality of the foregoing Section 8(a), subject to any restrictions imposed by third party licensors , Henkel agrees that Ecolab shall have access to and the right to copy, transport, use and cite, as applicable (and Henkel shall assist Ecolab in connection with such access and right to copy, transport, use and cite, as applicable) Henkel’s computer and other databases (collectively, the “Databases”), and any and all information and data contained therein, relating to the Intellectual Property, including, without limitation, (i) the PROSAFE Database pertaining to material safety data sheets for products, (ii) the RIS Database relating to raw material and formula information of the JV Entities, (iii) the SITOP Database pertaining to material safety data sheets for raw materials, (iv) the HECLID Database relating to ecological and other information for raw materials, (v) the SHE Database pertaining to international regulations, such as environmental, toxicological and safety properties of chemical products, (vi) any other Databases, such as the TRANS and UBA Databases, pertaining to transportation, formula range, environmental, toxicological and safety information, reports or data, (vii) any CPI, PCMaster or other Databases for docketing or organizing any Intellectual Property, and (viii) any Database for, or useful in connection with, calculation of any inventor royalty payments. In the event of any such licensor imposed restrictions that adversely affect Ecolab’s use or other rights hereunder, Henkel agrees to reasonably cooperate with Ecolab to implement Ecolab’s planned response thereto. Such response may include Ecolab obtaining its own direct license rights or Henkel providing to Ecolab the information or data contained in the relevant Database so as to allow Ecolab to input it into its own databases or systems.

9.             Technology Cooperation Committee.

(a)

Henkel and Ecolab hereby establish a technology cooperation committee (the “Technology Cooperation Committee”) consisting of  four (4), six (6), eight (8) or ten (10) persons, with the exact number to be agreed (or, from time to time, changed) by Henkel and Ecolab.  Henkel and Ecolab shall each appoint one-half of the total number of individuals to the Technology Cooperation Committee, such that Henkel and Ecolab shall each have an equal number of appointees. Henkel’s initial appointees and Ecolab’s initial appointees are listed on Exhibit 9(a) hereto.  Each party may withdraw existing or appoint new individuals to the Technology Cooperation Committee by written notice to the other party. The Technology Cooperation Committee shall be co-chaired by an appointee of each party and each party shall elect or depose its chairman.  At least twice during each calendar year the Technology Cooperation Committee shall meet and conduct face-to-face meetings.  In addition, as may be mutually agreed upon by Henkel and Ecolab or the members of the Technology Cooperation Committee, the Technology Cooperation Committee may from time to time meet by telephone- or video-conference or otherwise. The Technology Cooperation Committee shall establish additional rules of procedure to govern its meetings and operations. In all dealings of the Technology Cooperation Committee, the members shall preserve confidentiality and act in good faith and with candor.

(b)

The purpose of the Technology Cooperation Committee shall be (i) to facilitate and enhance the parties’ ability to Exploit and otherwise use the Intellectual Property pursuant to the provisions of this Agreement, and (ii) to attempt to resolve conflicts or issues that may arise in connection with the Exploit or other use of the Intellectual Property. The Technology Cooperation Committee shall consider and evaluate matters, and shall make recommendations to Henkel and Ecolab for the mutually satisfactory resolution of conflicts, relating to this Agreement and the Intellectual Property.  Without limiting the generality of the foregoing, topics of the Technology Cooperation Committee shall include: (i) the development and evaluation of the Modifications; (ii) changes in the manner by which the parties may Exploit or otherwise use the Intellectual Property; (iii) strategies for the preparation and filing of applications to register Intellectual Property in a manner that will protect the interests of each party; (iv) technology developments affecting the Intellectual Property; (v) infringements or other violations of any rights associated with the Intellectual Property; (vi) analysis and evaluation of data, test reports and other information for products or services relating to or embodying the Intellectual Property; (vii) training of employees of a Licensee in the use of the Intellectual Property; (viii) the actions contemplated by Section 17; (ix) domain name and other internet-related conflicts; and (x) such other matters as may arise under this Agreement or otherwise affect the Intellectual Property.

10.           Ownership and Use of Modifications and New Technology.

Ecolab shall exclusively own any Modifications or New Technology which Ecolab develops.  Henkel shall exclusively own any Modifications or New Technology which Henkel develops.  Within a reasonable time after their development, Henkel or Ecolab, as applicable, shall make a confidential written disclosure, with enough data and specificity to permit meaningful evaluation, of a Modification or New Technology to the Technology Cooperation Committee (the “Modification Notice”).  The Technology Cooperation Committee members representing the party to whom the disclosure is made shall have the right to make further confidential disclosure to management of their employer for the purpose of evaluating the Modification or New Technology.  Henkel and Ecolab shall review such Modifications or New Technology with a view toward possibly entering into a licensing arrangement for the use of such Modification or New Technology developed by the other party.  Any such license shall be on reasonable terms with due regard to items such as: (i) the amount invested by the Licensor in the development of the Modification or New Technology; (ii) the additional amount required to be invested in order to use the Modification or New Technology; (iii) the market for the Modification or New Technology and products or services embodying the Modification or New Technology; and (iv) potential and existing competition with respect to the Modification or New Technology and products or services embodying the Modification or New Technology.  In the event Henkel and Ecolab are unable, in good faith, to agree upon the reasonable terms and conditions of any such license within one hundred twenty (120) days after the date the Modification Notice is received by the Technology Cooperation Committee, the Licensor shall thereafter have the unrestricted right to grant licenses to the subject Modification and New Technology to any third party on such terms and conditions as the Licensor deems appropriate.

11.           Maintenance of Intellectual Property.

Henkel, as the Licensor of the Ecolab Licensed Intellectual Property, and Ecolab, as the Licensor of the Assigned Intellectual Property, shall maintain and protect the Intellectual Property as follows:

(a)

Except as otherwise provided in subsection (c) of this Section 11, the Licensor shall (using the same degree of care as for its other properties): (i)  keep, preserve, protect and maintain the registrations and applications for the registration of each  Patent and Trademark in full force and effect; and (ii) appropriately protect the confidentiality of any Technology. The Licensor shall make and prosecute all pending and/or necessary applications, filings and payments of fees to maintain all existing registrations and applications for the registration of the Patents and Trademarks owned by the Licensor in full force and effect, including, without limitation, any applications for renewal of any registrations and any affidavits, declarations or other instruments with respect to any such registrations.

(b)

To the extent reasonably requested by the Licensee, the Licensor shall make and prosecute all necessary applications and filings to register any Patent or Trademark owned by the Licensor in any country or jurisdiction in which such Patent or Trademark is not then registered.  Each such application or filing shall be made at the expense of the Licensee unless the Licensor intends to use (or within two (2) years after such registration uses or permits a third party to use) such Patent or Trademark in such country or jurisdiction, in which event the expense shall be equitably shared between Licensor and Licensee as foreseen in Section 12 (c) (iii).

(c)

The Licensor shall provide the Licensee with at least ninety (90) days prior written notice of Licensor’s intention to abandon, through express action or omission, any registrations or applications for the registration of any Patent or Trademark owned by the Licensor (the “Abandonment Notice”).  Within thirty (30) days after receipt of the Abandonment Notice, the Licensee shall provide written notice to the Licensor as to whether the Licensee desires to have the subject Patent or Trademark assigned, for no additional consideration, by the Licensor to the Licensee.  In the event the Licensee makes such an election, the Licensor shall execute such documents and take such other actions as may be reasonably requested by the Licensee to effectuate the assignment, for no additional consideration (but with cost and expenses to be borne consistent with Section 16) of such Patent or Trademark, together with an assignment of any registration or application for the registration of such Patent or Trademark in an any countries or jurisdictions, as requested by the Licensee; provided, however, (i) where the Licensor is Henkel, the subject Patent or Trademark shall thereafter be deemed to be a part of the Assigned Intellectual Property licensed to Henkel pursuant to Section 6 hereof and (ii) where the Licensor is Ecolab, the subject Patent or Trademark shall thereafter be deemed to be a part of the Ecolab Licensed Intellectual Property licensed to Ecolab pursuant Section 3 hereof.  In the event the Licensee fails to notify the Licensor of its election in a timely manner, the Licensor may abandon the subject registration or application for the registration of a Patent or Trademark without further obligation to the Licensee.

(d)

The Licensor and the Licensee shall execute any registered user agreements or other similar documents (collectively, “Registered User Agreements”) promptly after the other party’s reasonable request therefor, prepared by the requesting party, to record any license granted to the Licensee pursuant to the provisions of this Agreement in such countries or jurisdictions as the Licensor or the Licensee may designate.

(e)	The expenses for the foregoing items pursuant to this Section 11 shall be borne as between the parties in accordance with the provisions of Section 11 hereof or the Services Agreement, as applicable.

12.           Infringement of Intellectual Property.

(a)

The parties shall, with respect to any matters that come to their attention, provide prompt written notification to each other of (i) any infringement or other violation of any rights associated with the Intellectual Property, or (ii) any activities that could reasonably be considered to violate any right granted to a Licensee pursuant to this Agreement or that could reasonably be considered to limit, otherwise restrict, or have an adverse impact on, a Licensee’s right and ability to exercise any rights granted to a Licensee pursuant to this Agreement; provided, however, that neither party shall, unless the parties have otherwise expressly agreed, be affirmatively obligated to monitor for such infringements, violations or activities. Ecolab shall have the exclusive right to protect and defend the Assigned Intellectual Property. Henkel shall protect and defend the Ecolab Licensed Intellectual Property, but Ecolab shall have the right, in addition to any other rights or remedies available at (and subject to any limitations under) law or in equity, (i) to cause Henkel to commence any action or proceeding should Henkel fail to do so; (ii) to exercise and assert any and all rights and remedies available to a “registrant” pursuant to the provisions of the intellectual property laws of a particular country or jurisdiction; (iii) to commence or join any such action or proceeding in its own name and add Henkel as a party, in each case where permissible under applicable law; and (v) to jointly control with Henkel any such action or proceeding; provided, however, Ecolab shall not (without Henkel’s prior written consent, which consent shall not be unreasonably withheld) have the right to settle or otherwise resolve any such action or proceeding in a manner that would result in the forfeiture, loss or material restriction of Henkel’s rights with respect to the subject Ecolab Licensed Intellectual Property.  In the event Ecolab, as the case may be, fails or declines to promptly commence an action or proceeding in its own name or to join an action or proceeding commenced by Henkel, Henkel shall have the right to commence such action or proceeding and to solely control such action or proceeding; provided, however, Henkel shall not (without Ecolab’s prior written consent, which consent shall not be unreasonably withheld) have the right to settle or otherwise resolve any such action or proceeding in a manner that would result in the forfeiture, loss or material restriction of Ecolab’s rights with respect to the subject Ecolab Licensed Intellectual Property.

(b)

In any and all such actions or proceedings, the parties shall (i) reasonably cooperate and assist each other in good faith to protect and defend the subject Intellectual Property, (ii) take reasonable account of any legitimate commercial interest, such as availability of a counterclaim, of the other party, and (iii) notwithstanding anything in Section 16 hereof to the contrary, agree on an equitable allocation of costs, expenses and damages for such actions and proceedings, although it is generally intended that (a) a party solely controlling any such action or proceeding shall reimburse the party providing assistance for such assisting party’s reasonable outside counsel fees and reasonable internal costs and (b) as between the parties, a party that has solely paid all costs and expenses shall be solely entitled to any and all such damages, absent any judgment or agreement to the contrary.

(c)

Certain Ecolab Licensed Trademarks identified on Exhibits 1 (i) or 3 (a) are identical or substantially similar to certain Trademarks of Henkel which are listed on Exhibit 12 (c) hereto that Henkel may continue to maintain, expand or use outside the Cleaning and Sanitizing Field in its own interest (the “Henkel Neighboring Trademarks”). In order to enhance the protection and defense of both those certain Ecolab Licensed Trademarks and the Henkel Neighboring Trademarks, Henkel shall institute actions or proceedings (i) against confusingly similar Trademarks of third parties and (ii) in defense of those certain Ecolab Licensed  Trademarks and the Henkel Neighboring Trademarks, in each case with the goal of protecting both those certain Ecolab Licensed Trademarks and the Henkel Neighboring Trademarks in a coordinated manner. Section 16 hereof shall not apply, and the costs and expenses for the foregoing actions or proceedings shall be borne by:  (i) by Henkel, if such confusingly similar Trademark or the defense of one or more of those certain Ecolab Licensed Trademarks and Henkel Neighboring Trademark relates to a third party that operates outside the Cleaning and Sanitizing Field; (ii) by Ecolab, if such third party operates in the Cleaning and Sanitizing Field; or (iii) by Henkel and Ecolab equitably, if such third party operates both outside and in the Cleaning and Sanitizing Field (or if the field(s) of such third party’s operations cannot reasonably be determined or allocated).  The provisions of this Section 12(c) can be terminated by either party on notice to the other on or before June 30th of the then current calendar year with effect as of December 31st of that year, but not in any case with effect earlier than December 31, 2005.

13.           Quality Control.

To the extent required by the laws of a particular country or jurisdiction, with respect to Trademarks, the Licensor and the Licensee shall use reasonable efforts to maintain the quality of products and services associated with the Trademarks as follows:

(a)

The products and services provided by the Licensee in connection with the Trademarks shall be at a commercially reasonable level which is substantially comparable in the aggregate to the quality of any similar products or services provided by the JV Entities or Henkel, as applicable, prior to the Effective Date.

(b)

The Licensee shall, at the Licensor’s expense, provide the Licensor with samples of Licensee’s products (with respect to trademarks) and advertising and promotional materials (with respect to service marks), together with such numbers and varieties of cartons, containers, packaging and other materials as reasonably demonstrate use of the Trademarks in connection with Licensee’s products and services, as the Licensor may reasonably request from time to time, but not more than twice during any twelve (12) consecutive month period.

(c)

After providing the Licensee with at least thirty (30) days prior written notice, at such time and location as may be mutually agreed upon by the Licensee and the Licensor, not more than once during any twelve (12) consecutive month period, the Licensor shall have the right to make reasonable inspection of the premises where the products and services associated with the Trademarks are manufactured or provided, as applicable.  The Licensor’s exercise of its rights under this subsection shall be subject to such reasonable scheduling, confidentiality and other requirements as may be imposed by any third party manufacturer engaged by the Licensee.

(d)

In the event of the Licensee’s substantial failure to perform any of its material obligations under this Section, the Licensor shall provide the Licensee and the Technology Cooperation Committee with written notice specifying in reasonable detail the nature of the failure to perform.  The Technology Cooperation Committee shall promptly consider the matter and attempt to recommend a mutually satisfactory resolution to Henkel and Ecolab.  In the event that it is determined that corrective action must be taken by the Licensee, the Licensee shall be provided with notice of such determination. Upon receipt of such notice, the Licensee shall diligently and in good faith commence taking such actions as may be commercially reasonable to substantially correct or cure its failure to perform (the “Trademark Corrective Action”). Within ninety (90) days after its receipt of such notice (the “Trademark Cure Period”), the Licensee shall have completed such actions as may be reasonably necessary to have substantially corrected or cured its failure to perform.  The inability or failure of a party to have taken the Trademark Corrective Action during the Trademark Cure Period shall not constitute a breach of this Section (i) so long as the Licensee has in good faith commenced the Trademark Corrective Action during the Trademark Cure Period and has made progress towards the correction or cure of its failure to perform, or (ii) if the nature of the failure to perform, and/or the consequences of such failure to perform, are such that the Licensee is reasonably unable to take, commence or complete the Trademark Corrective Action during the Trademark Cure Period, in which case the Trademark Cure Period shall be deemed to be extended for such period of time as may be reasonably necessary for the Licensee to take the Trademark Corrective Action.

14.           Representations and Warranties of Henkel.

Henkel hereby represents, warrants and agrees, as applicable (except with respect to certain items of Intellectual Property in Mauritius and South Korea), as follows:

(a)

Henkel is the exclusive owner of all right, title and interest in and to the Assigned Intellectual Property and the Ecolab Licensed Intellectual Property, together with any and all registrations and applications to register any of the Assigned Intellectual Property and the Ecolab Licensed Intellectual Property;

(b)	Henkel followed the Henkel Standards in filing, prosecuting, registering and maintaining all Assigned Intellectual Property and the Ecolab Licensed Intellectual Property;

(c)

the Assigned Intellectual Property and the Ecolab Licensed Intellectual Property are not subject to any Encumbrances, including, without limitation, any licenses, sublicenses or transfers to any third party, except for any Encumbrances known to the JV Entities at the Effective Date;

(d)

to the knowledge of Henkel, the Exploit or other use by Ecolab of the Assigned Intellectual Property and the Ecolab Licensed Intellectual Property, in a manner and in  countries consistent with the current Exploit or other use by the JV Entities, does not infringe or otherwise violate the proprietary rights of any third party, except for any infringements or violations known to the JV Entities at the Effective Date;

(e)

the Assigned Intellectual Property and the Ecolab Licensed Intellectual Property are not the subject of any pending, or to the knowledge of Henkel threatened, disputes or claims, except for any disputes or claims known to the JV Entities at the Effective Date;

(f)	the Documentation was prepared in accordance with the Henkel Standards; and

(g)	in connection with its representations, warranties, covenants and duties under this Agreement, Henkel shall act, and has in the past acted, in accordance with the Henkel Standards.

15.           Indemnification.

(a)

The Licensee shall indemnify the Licensor from and against any and all claims and/or Damages which may be asserted against or suffered by the Licensor as a result or on account of the Exploit or other use by the Licensee of any of the Intellectual Property.

(b)

Each party shall indemnify, defend and hold harmless the other party and its Affiliates from and against any and all claims and/or Damages which may be asserted against or suffered by the other party or such Affiliates as a result of or on account of any breach of any express representation, warranty or covenant made by a party hereunder.

(c)

The method and procedure for the assertion and resolution of indemnification claims under this Section shall be made in accordance with the provisions of Sections 14.5 and 14.6 of the Master Agreement, with the Licensor or party seeking indemnification being deemed to be the Indemnified Party and the Licensee or party from whom indemnification is being sought deemed to be the Indemnifying Party under such sections.

16.           Transfer Expenses and Costs.

With respect to transfer expenses and costs, it is agreed that:

(a)

except as set forth below and in accordance with the first sentence of Section 16.8 of the Master Agreement, each party hereto shall bear and pay its own costs, charges and expenses incurred in the preparation, negotiation and implementation of this Agreement, including, without limitation, the cost of its attorneys, accountants, consultants, brokers, investment bankers or other advisors it retained;

(b)

Ecolab shall be solely responsible for the filing and legal fees associated with transferring, recording and/or registering the Assigned Intellectual Property in its (or its transferees’ or registrants’) name(s);

(c)

Henkel shall not be remunerated (other than reasonably required out of pocket expenses incurred on Ecolab’s behalf and with Ecolab’s prior approval) for providing clerical (as opposed to professional) assistance, such as copying and Database use, access, transport and integration, to Ecolab, including, without limitation, in connection with Ecolab’s transfer, recording and/or registration of the Assigned Intellectual Property;

(d)

Ecolab shall reimburse Henkel for the reasonable professional costs, including, without limitation, for Henkel’s internal professional patent and trademark department personnel, incurred by Henkel in Henkel’s maintenance of the Ecolab Licensed Intellectual Property that Henkel does not use outside the Cleaning and Sanitizing Field; and

(e)

Ecolab and Henkel shall, through the Technology Cooperation Committee, agree on an equitable arrangement for sharing the expenses of maintaining the Ecolab Licensed Intellectual Property that is used by Henkel outside the Cleaning and Sanitizing Field.

Notwithstanding the foregoing, the parties acknowledge that: (i) pursuant to the Master Agreement, they have entered into the Services Agreements (with specific per service pricing attachments) that provide for, among other things,  Henkel rendering certain intellectual property services to Ecolab for a transition period and the amounts by which Henkel will be compensated for such services; and (ii) in the event of any conflict between the provisions of such Services Agreements (with such attachments) and the foregoing provisions of this Section 16, the provisions of such Services Agreements (with such attachments) shall control.

17.           Further Assurances.

(a)

The parties expressly acknowledge that the subject matter of this Agreement and the transactions contemplated by this Agreement involve many items of Intellectual Property.  After the Effective Date, the parties shall from time to time at the request of each other, execute such other documents or instruments and take such other actions as may be reasonably requested in order to more effectively accomplish the purposes of this Agreement and the consummation of the transactions contemplated by this Agreement.  The parties shall use their reasonable efforts to obtain any additional consents, approvals, authorizations or waivers necessary in order to more effectively accomplish the purposes of this Agreement or consummate the transactions contemplated by this Agreement.

(b)

The parties acknowledge and agree that, with respect to the Assigned Patents licensed to Henkel and the Ecolab Licensed Patents, this Agreement shall terminate on a country–by–country basis and shall expire in each such country upon the last to expire in each such country of any registration for such Assigned Patents and any Ecolab Licensed Patents.

(c)

The parties further acknowledge and agree that after the Effective Date it may be necessary to re-characterize certain items of the Intellectual Property to correct oversights or omissions and thereby (i) transfer such items from one exhibit hereto to another, (ii) delete such items from exhibits, (iii) add such items to exhibits, (iv) amend the intended registrant(s), if specified, such items, or (v) otherwise take such actions as are necessary to more effectively accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.  Neither party shall have any unilateral right to so re-characterize any such item without the other party’s prior written consent (which consent shall not be unreasonably withheld).  The foregoing actions may also be taken for the purpose of: (i) more effectively protecting and defending the Intellectual Property; (ii) facilitating the use of the Intellectual Property; (iii) financial efficiency; or (iv) for other purpose consistent with the provisions of this Agreement.  All such matters pursuant to this Section shall (i) be dealt with initially by the Technology Cooperation and (ii) require the parties shall consult and cooperate with each other in good faith.

18.           Termination of the Agreement.

In the event that either party fails to substantially perform any of their material obligations under this Agreement, the nondefaulting party may give written notice of the default to the defaulting party (the “Default Notice”). Within sixty (60) days after its receipt of the Default Notice (the “Default Cure Period”), the defaulting party shall have completed such actions as may be reasonably necessary to have substantially corrected or cured its default (the “Default Corrective Action”).  So long as the inability or failure of a party to have taken the Default Corrective Action during the Default Cure Period shall not constitute a breach of this Section (i) so long as the defaulting party has in good faith commenced the Default Corrective Action during the Default Cure Period and has made progress towards the correction or cure of the default, or (ii) if the nature of the default, and/or the consequences of such failure to perform, are such that the defaulting party is reasonably unable to take, commence, or complete the Default Corrective Action during the Default Cure Period, in which case the Default Cure Period shall be deemed to be extended for such period of time as may be reasonably necessary for the defaulting party to take the Default Corrective Action. At the expiration of the Default Cure Period, the parties shall in good faith attempt to resolve the Dispute pursuant to the methods and procedures for dispute resolution specified in Article XV of the Master Agreement. In the event particular items of Intellectual Property are the subject of a Dispute, this Agreement may be terminated only with respect to such particular items of Intellectual Property; provided, however, the termination of this Agreement in its entirety, or the termination of this Agreement with respect to a particular item of Intellectual Property, shall not in any respect whatsoever render void, or otherwise affect, the transfer, sale and assignment to Ecolab of the Assigned Intellectual Property pursuant to the provisions of Section 2 of this Agreement.

19.           Disclaimer.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE MASTER AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE  WITH RESPECT TO ANY INTELLECTUAL PROPERTY HEREUNDER.

20.             Prior Agreements.

Each of the Prior Agreements and all of the provisions thereof shall be deemed amended by this Agreement to apply only to intellectual property used by the JV Entities on or prior to the date hereof and shall remain in full force and effect for a period of eighteen (18) months after the Effective Date and shall thereupon terminate without further Liability to either party; provided that (i) any Liability of a party under any Prior Agreement shall not terminate with respect to any claim, whether or not fixed as to Liability or liquidated as to amount, with respect to which such party has been given written notice by the other party prior to such 18-month date specifying the facts on which such alleged claim is based; (ii) Ecolab shall promptly pay any accrued and unpaid royalties due through the Effective Date to Henkel pursuant to the Technology and Trademark Royalty Fee Agreement dated July 11, 1991, and, immediately as of such payment, no further royalties shall be due or payable by any party (or the JV Entities) to the other party under any Prior Agreement; and (iii) any provisions of a Prior Agreement that are inconsistent with any provisions of this Agreement shall be deemed amended and superseded by the provisions of this Agreement.

21.           Assignment.

Henkel and Ecolab shall each have the right to convey, transfer, assign or otherwise dispose of any of their rights or obligations under this Agreement to any of their respective Affiliates and to any successors or assigns of the relevant business or otherwise, but only to the extent that such dispositions are consistent with the terms and conditions of the rights granted herein. The aforementioned actions may be taken without the consent of either party, but each party shall provide the other party with reasonable notice that such actions have been taken.

22.           Miscellaneous.

Except for the provisions of Section 16.3 and 16.8 and the last sentence of Section 16.9 of the Master Agreement, the provisions of Article XVI of the Master Agreement shall have application to this Agreement.

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement, on its own behalf and as the representative of each of its Affiliates, as of the date first above written.

HENKEL KGaA

By:	/s/ W. Kotz /s/ T. Kuhn
Its:

ECOLAB INC.

By:	/s/ Lawrence T. Bell
Its:	Senior Vice President – Law and General Counsel